Exhibit (a)(2)(CC)

This document is important and requires your immediate attention. If you are in doubt about how to respond to the amended offer, you should consult with your investment dealer, stockbroker, bank manager, lawyer or other professional advisor. Enquiries concerning the information in this document should be directed to Innisfree M&A Incorporated at the telephone numbers listed on the back page.

NOTICE OF CHANGE TO
DIRECTORS’ CIRCULAR

Relating to the amended offer by

BARRICK GOLD CORPORATION

to purchase all of the outstanding common shares of

NOVAGOLD RESOURCES INC.
for US$16.00 per common share

DIRECTORS’ RECOMMENDATION

The Board of Directors unanimously recommends that shareholders REJECT the amended offer and NOT TENDER their common shares to the amended offer.

Information contained in this Notice of Change to Directors’ Circular (this ‘‘Notice of Change’’) updates and supersedes certain information contained in the directors’ circular (‘‘Directors’ Circular’’) dated August 12, 2006 issued by the board of directors of NovaGold Resources Inc. (the ‘‘Board of Directors’’) and the notice of change to the Directors’ Circular dated August 24, 2006 (the ‘‘Initial Notice of Change’’) relating to the offer (the ‘‘Original Barrick Offer’’) by Barrick Gold Corporation (‘‘Barrick’’) dated August 4, 2006 to purchase all of the outstanding common shares of NovaGold (the ‘‘Shares’’) as amended and supplemented on September 1, 2006, September 15, 2006, September 29, 2006, October 12, 2006 and October 25, 2006, respectively (the ‘‘Amended Barrick Offer’’). This Notice of Change should be read in conjunction with the Directors’ Circular and the Initial Notice of Change.

October 30, 2006

NOTICE TO NON-CANADIAN SHAREHOLDERS

The financial statements of NovaGold Resources Inc. are prepared in accordance with Canadian generally accepted accounting principles and thus may not be comparable to financial statements of the United States and other non-Canadian jurisdictions. The enforcement by shareholders of civil liabilities under United States federal securities laws or under the laws of other non-Canadian jurisdictions may be affected adversely by the fact that NovaGold Resources Inc. is incorporated under the laws of Nova Scotia, the majority of its executive officers and directors are residents of Canada and that a substantial portion of the assets of NovaGold Resources Inc. are located outside the United States. This transaction has not been approved or disapproved by any United States or other securities regulatory authority, nor has any such authority passed upon the accuracy or adequacy of this document. Information concerning mineral deposits is prepared in accordance with Canadian disclosure requirements, which differ from the requirements of the U.S. Securities and Exchange Commission applicable to United States companies. See ‘‘Note Concerning Reserve Estimates and Resource Calculations’’.

AVAILABILITY OF DISCLOSURE DOCUMENTS

NovaGold Resources Inc. (‘‘NovaGold’’) is a reporting issuer or equivalent in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Québec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador and files its continuous disclosure documents and other documents with the Canadian provincial securities regulatory authorities and with the U.S. Securities and Exchange Commission (‘‘SEC’’). NovaGold’s disclosure documents are available on the System for Electronic Document Analysis and Retrieval (‘‘SEDAR’’) at www.sedar.com and at the SEC’s website at www.sec.gov.

AMENDED BARRICK OFFER

On October 24, 2006, Barrick announced the Amended Barrick Offer, increasing the consideration payable from US$14.50 to US$16.00 in cash per NovaGold Share, and extended the expiry time to November 7, 2006 at 9:00 p.m. (Toronto time). The Amended Barrick Offer is subject to the same conditions as the Original Barrick Offer, including the condition that not less than 50.1% of the outstanding shares, on a fully diluted basis, be tendered to the bid.

NOTICE OF CHANGE TO DIRECTORS’ CIRCULAR

This Notice of Change relating to the Directors’ Circular and the Initial Notice of Change have been issued by the Board of Directors in connection with the Original Barrick Offer as amended and supplemented by the Notice of Change of Information dated September 1, 2006, the Notices of Extensions dated September 15, 2006, September 29, 2006 and October 12, 2006, respectively and the Notice of Variation and Extension dated October 25, 2006 and updates and supersedes certain information contained in the Directors’ Circular and the Initial Notice of Change. This Notice of Change should be read in conjunction with the Directors’ Circular and the Initial Notice of Change.

BACKGROUND TO THE AMENDED BARRICK OFFER

The Original Barrick Offer was announced by Barrick on July 24, 2006 and a take-over bid circular describing the offer was distributed on August 4, 2006. In the Directors’ Circular, dated August 12, 2006, the Board of Directors recommended that the shareholders of NovaGold (the ‘‘Shareholders’’) reject the Original Barrick Offer and not tender their common shares to the Original Barrick Offer.

On September 14, 2006, Barrick announced it would extend its offer until September 29, 2006 and disclosed that 6,797 shares had been validly tendered. Barrick filed a notice of extension on September 18, 2006. On September 26, 2006, Barrick announced a second extension of its offer until October 12, 2006 and disclosed that 103,549 shares had been validly tendered. Barrick filed a notice of extension on October 2, 2006. On October 12, 2006, Barrick announced a third extension of its offer until October 24, 2006 and disclosed that 173,682 shares had been validly tendered. Barrick filed a notice of extension on October 13, 2006. On October 24, 2006, Barrick announced the Amended Barrick Offer and extended its offer until November 7, 2006 and disclosed that 167,679 shares had been validly tendered. Barrick filed a notice of variation and extension on October 26, 2006.

On October 24, 2006, the special committee of independent directors of NovaGold (the ‘‘Special Committee’’), which was formed on July 24, 2006 in response to the Original Barrick Offer, asked its financial advisors, RBC Capital Markets and Citigroup Global Markets Inc., to provide the Special Committee with their opinions on the adequacy of the Amended Barrick Offer, from a financial point of view, to the Shareholders. On October 26, 2006, the Special Committee met with management of NovaGold and the financial and legal advisors to the Special Committee to discuss the Amended Barrick Offer and other matters.

On October 30, 2006, the Special Committee met to consider its recommendation to the Board of Directors with respect to the Amended Barrick Offer. RBC Capital Markets and Citigroup Global Markets Inc. made presentations to the Special Committee on the Amended Barrick Offer and the alternatives available to NovaGold. At this meeting, the Special Committee received a financial analysis of the Amended Barrick Offer from the financial advisors and the opinions of each of RBC Capital Markets and Citigroup Global Markets Inc. to the effect that, as of the respective dates of the opinions and based upon and subject to the assumptions, limitations and qualifications stated in their respective opinions, the consideration under the Amended Barrick Offer was inadequate from a financial point of view to the Shareholders.

After considerable discussion, and based on its own deliberations, the factors outlined under ‘‘Reasons for the Recommendation’’, the advice of its financial advisors and legal advisors and its review of the proposed terms of the Amended Barrick Offer, the Special Committee unanimously recommended to the Board of Directors that the Board of Directors recommend to Shareholders that they reject the Amended Barrick Offer and not tender their Shares to the Amended Barrick Offer.

On October 30, 2006, after the meeting of the Special Committee, the Board of Directors reviewed the Amended Barrick Offer and considered the opinions of the financial advisors to the Special Committee in respect of the Amended Barrick Offer, the recommendation of the Special Committee described above and other factors described under ‘‘Reasons for the Recommendation’’ and, after receiving financial and legal advice, unanimously resolved to recommend that Shareholders reject the Amended Barrick Offer and not tender their Shares to the Amended Barrick Offer. The Board of Directors also approved this Notice of Change to Directors’ Circular and its mailing to Shareholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors unanimously recommends that Shareholders REJECT the Amended Barrick Offer and NOT TENDER their Shares to the Amended Barrick Offer.

REASONS FOR THE RECOMMENDATION

In arriving at its recommendation, the Board of Directors, after receiving advice from its financial advisors and legal advisors, carefully considered all aspects of the Amended Barrick Offer. In making its recommendation, the Board of Directors considered a number of factors including the following:

•                  The Amended Barrick Offer significantly undervalues NovaGold’s world-class mineral projects and its growth potential. The Amended Barrick Offer of US$16.00 per common share of NovaGold places an enterprise value(1) of US$37/oz of gold in Measured, Indicated and Inferred Resources, and US$65/oz of gold in Measured and Indicated Resources (enterprise value equals the aggregate equity price offered by Barrick plus debt less cash). These figures do not include any historical resources from NovaGold’s Nome Operations, Ambler or Shotgun, nor do they reflect NovaGold’s substantial copper reserves and resources. By comparison, the last five comparable acquisitions of development-stage gold companies with projects from two to five years away from production and at gold prices of greater than US$500/oz averaged an enterprise value of approximately US$118/oz of gold in Measured, Indicated and Inferred Resources, and US$258/oz of gold in Measured and Indicated Resources.

•                  The Amended Barrick Offer does not reflect the value of NovaGold’s 70% interest in the Donlin Creek project, one of the largest gold deposits in the world, and the likelihood that Barrick will fail to meet the milestones in the Donlin Creek Mining Venture Agreement to earn an additional 40% interest in that project;

•                  The timing of the Amended Barrick Offer is opportunistic and disadvantageous to NovaGold shareholders because, if successful, it will deprive them of the potential for near-term enhancement of the value of their NovaGold shares, including the achievement of significant milestones in the months ahead;

•                  The Amended Barrick Offer does not reflect an adequate premium for control of NovaGold;

(1)       These enterprise value calculations are disclosed solely as a metric to broadly contrast the Amended Barrick Offer to comparable transactions in the context of NovaGold’s significant resource base and assumes NovaGold’s interest in the Donlin Creek project remains at 70%. Enterprise value is not a category or measure prescribed by NI 43-101 or Canadian GAAP, and enterprise value as calculated by NovaGold may differ from calculations of enterprise value by other issuers or industry analysts. Enterprise value calculations should not be interpreted as suggesting that mineral resources have economic viability or that Inferred Resources will ever be upgraded to a higher category of resource. Measured and Indicated Resources include Proven and Probable Reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Inferred Resources are in addition to Measured and Indicated Resources. Inferred Resources have a great amount of uncertainty as to their existence and whether they can be mined economically. It cannot be assumed that all or any part of the Inferred Resources will ever be upgraded to a higher category. See ‘‘Note Concerning Reserve Estimates and Resources Calculations’’.

•                  NovaGold’s proven track record of growth;

•                  The Amended Barrick Offer does not adequately reflect the value-adding milestones NovaGold has achieved since the announcement of the Original Barrick Offer;

•                  NovaGold has the management capabilities and access to financial resources to develop its two world-class mineral deposits and pursue its current corporate objectives;

•                  The Board of Directors’ belief that Barrick’s ownership of approximately 58.6 million shares of Pioneer Metals Corporation (‘‘Pioneer’’) as of October 20, 2006 is not an impediment to the development of the Galore Creek project; and

•                  NovaGold’s financial advisors have each provided a written opinion that, as of the date of such opinions and based upon and subject to the assumptions, limitations and qualifications stated in their respective opinions, the consideration under the Amended Barrick Offer was inadequate from a financial point of view to NovaGold’s shareholders.

The Board of Directors’ reasons contain forward-looking information, and are subject to various risks and assumptions. See ‘‘Caution Regarding Forward-Looking Statements’’.

The Board of Directors also considered a number of other factors of which NovaGold Shareholders should be aware in determining whether or not to tender to the Amended Barrick Offer, including the following:

1.               The Amended Barrick Offer expires at 9:00 pm (Toronto time) on November 7, 2006, unless extended or withdrawn. A representative of Barrick has been quoted as saying the Amended Barrick Offer will not be extended.

2.               NovaGold waived its Shareholder Rights Plan Agreement (the ‘‘Rights Plan’’) on September 25, 2006 with respect to the Original Barrick Offer. Accordingly, if NovaGold Shareholders decide to tender sufficient Shares such that the minimum tender condition of the Amended Barrick Offer is satisfied at the expiry time of the Amended Barrick Offer, Barrick will be permitted to take-up and pay for NovaGold Shares under the Amended Barrick Offer at that time.

The foregoing summary of the information and factors considered by the Board of Directors is not intended to be exhaustive, but includes the material information and factors considered by the Board of Directors in its consideration of the Amended Barrick Offer. In view of the variety of factors and the amount of information considered in connection with its evaluation of the Amended Barrick Offer, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to each of the specific factors considered in reaching its conclusion and recommendation. The Board of Directors’ recommendation was made after consideration of all of the above-noted factors and in light of their own knowledge of the business, financial condition and prospects of NovaGold and was based upon the advice of the Board of Directors’ financial advisors and legal advisors and the recommendation of the Special Committee. In addition, individual members of the Board of Directors may have assigned different weights to different factors.

OPINIONS OF THE FINANCIAL ADVISORS

The opinions of RBC Capital Markets and Citigroup Global Markets Inc. were delivered pursuant to an engagement agreement dated July 24, 2006 between NovaGold and RBC Capital Markets (the ‘‘RBC Engagement Agreement’’) and an engagement agreement dated August 7, 2006 between NovaGold and Citigroup Global Markets Inc. (the ‘‘Citigroup Engagement Agreement’’, together with the RBC Engagement Agreement, the ‘‘Engagement Letters’’), whereby NovaGold engaged RBC Capital Markets and Citigroup Global Markets Inc. to act as its financial advisors with respect to the Original Barrick Offer, together with any amendments and supplements thereto. Each of RBC Capital Markets and Citigroup Global Markets Inc. has delivered a written opinion that, as of the date of such opinions and based upon and subject to the assumptions, limitations and qualifications stated in their respective opinions, the consideration under the Amended Barrick Offer was inadequate from a financial point of view to the Shareholders. Copies of the opinions of RBC Capital Markets and Citigroup Capital Markets Inc., setting forth the scope of review and the assumptions, limitations and qualifications relating to their respective opinions, are reproduced in full at the end of this Notice of

Change. Shareholders are urged to read the opinions in their entirety. The opinions are not a recommendation as to whether or not Shareholders should deposit their Shares under the Amended Barrick Offer.

NovaGold has been advised by Citigroup Global Markets Inc. that it is not an insider, associate or affiliate (as those terms are defined in the Securities Act (British Columbia)) of NovaGold, Barrick or any of their respective associates or affiliates. There are no understandings, agreements or commitments between Citigroup Global Markets Inc. and NovaGold or any of their respective associates or affiliates with respect to any future business dealings. Citigroup Global Markets Inc. has in the past and may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for NovaGold, Barrick or any of their associates or affiliates for which services they have received, and would expect to receive, compensation, including Citigroup Global Markets Inc. acting as syndication agent and lead arranger for Barrick’s current US$1.5 billion revolving credit facility, which originally was entered into on April 29, 2002, and acting in various capacities for Barrick in connection with high yield and senior note offerings. In addition, Citigroup Global Markets Inc. acted as joint bookrunner in connection with NovaGold’s US$176 million equity offering in February 2006. In the ordinary course of business, Citigroup Global Markets Inc. and its respective affiliates may actively trade or hold securities of NovaGold, Barrick or Pioneer Metals Corporation (‘‘Pioneer’’) for its own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

The terms of the Engagement Letters provide that RBC Capital Markets and Citigroup Global Markets Inc. are to be paid customary and performance-related fees for their services including a retainer fee, which is not contingent on the consummation of a transaction, an opinion fee on delivery of their original opinions included in the Directors’ Circular and a transaction fee if the sale of NovaGold is consummated. In addition, RBC Capital Markets and Citigroup Global Markets Inc. are to be reimbursed for their reasonable out-of-pocket expenses and are to be indemnified by NovaGold in respect of certain liabilities that may be incurred by RBC Capital Markets or Citigroup Global Markets Inc. in connection with the provision of their services.

RECENT DEVELOPMENTS

NovaGold has achieved a number of significant milestones since the Barrick Offer was announced on July 24, 2006. While underscoring NovaGold’s ability to advance its projects and add shareholder value, achieving these milestones has also significantly added to the value of NovaGold and reduced risk associated with the development of its projects.

Initiated Construction at Rock Creek Mine

NovaGold received the final permit on August 21, 2006 for its Rock Creek gold mine in Nome, Alaska. With permits, finances, equipment, materials and people in place, NovaGold’s Board of Directors approved construction and crews began work immediately. Construction is anticipated to take nine months, with estimated gold production of 100,000 ounces per year targeted for mid-2007. The project is fully financed, providing cash flow in 2007 with no associated debt. For more details, see NovaGold’s August 22, 2006 press release (filed on SEDAR).

Advanced the Galore Creek Project

On October 25, 2006, the results of the final Galore Creek Feasibility Study (the ‘‘Study’’) were released, confirming the economic viability of a conventional open-pit mining operation and providing NovaGold’s first Proven and Probable Reserves. The Study estimated annual production for the first five years and for the project’s estimated 22-year mine life, indicating cash costs in the lower quartile of the industry. Annual average after-tax net cash flows were estimated for the base case at US$414 million for the first five years. The Study estimated the project’s base case after-tax net present value at discount rates of 0% and 5% at US$1.7 billion and US$599 million, respectively, with a payback of capital costs in four years. The Study estimates that the total capital cost to develop the Galore Creek project will be approximately US$1.74 billion between 2007 and 2010. The Study suggests approximately US$300 million of those costs will be incurred in 2007, and management of NovaGold expects significant commitments will be required in the first half of 2007 to meet the construction timelines outlined in the Study. NovaGold is pursuing project financing and estimates that interest charges during construction, debt service reserve accounts, and related financing expenses may increase the project’s total financing requirement to approximately US$2.0 billion.

Based on discussions with its project finance advisors, NovaGold anticipates that approximately US$1.05 billion can be financed through senior project debt with the remainder of US$950 million to be contributed by NovaGold and a joint venture partner. NovaGold is currently in discussions with prospective partners and expects that a potential joint venture partner will purchase up to a 40% interest in the Galore Creek project and that this partner will fund, at a minimum, its proportionate share of equity financing requirements during construction. As such, NovaGold expects to be required to fund approximately US$570 million to complete the construction of Galore Creek. This amount may be raised through the sale of a 40% stake in the project to its new joint venture partner and other financing sources, which may include capital market transactions. The base case assumed metal prices of US$1.50/lb of copper, US$525/oz of gold and US$8/oz of silver, a nominal 65,000 tonne per day mill throughput, and a US$/C$ exchange rate of 0.81. More details concerning the study can be found in NovaGold’s October 25, 2006 press release (filed on SEDAR) and a technical report compliant with National Instrument 43-101 (‘‘NI 43-101’’) is expected to be filed on SEDAR this week.

The Study was completed by Hatch Ltd., an independent engineering services company, under the direction of Bruce Rustad, P.Eng., Director of P&CM/Project Manager for Hatch and an independent qualified person within the meaning of NI 43-101.

When compared to the October 2005 Galore Creek Preliminary Economic Assessment (filed on SEDAR), estimated production for copper, gold and silver increased by 16%, 13% and 73%, respectively. Average annual after-tax net cash flows increased by 100% at the base case. The base case for the preliminary economic assessment assumed metal prices of US$1.00/lb of copper, US$400/oz of gold and US$6/oz of silver, a nominal 65,000 tonne per day mill throughput and a US$/C$ exchange rate of 0.75.

The Tahltan Central Council, NovaGold’s First Nation partner at the Galore Creek project submitted their comments regarding NovaGold’s environmental assessment application to the British Columbia Environmental Assessment Office on October 18, 2006. Their comments included a letter of support from the Chair of the Tahltan Central Council stating that the Tahltan Nation supports NovaGold’s Galore Creek project and believes NovaGold provides the leadership, management and vision to make the Galore Creek project socially and environmentally sustainable.

As part of the concurrent permitting process, NovaGold has filed an application with the British Columbia Government to obtain a surface lease over a portion of the Grace claims, under option from Pioneer, where NovaGold intends to build a tailings and waste rock storage facility for the Galore Creek project. Despite Barrick’s acquisition of Pioneer in an attempt to block development of the Galore Creek project and Barrick’s assertions to the contrary, NovaGold expects to receive both its Environmental Assessment Certificate and a surface lease over a portion of the Grace claims early in 2007. A surface lease for Barrick’s Eskay Creek mine, located 75 kilometers from the Galore Creek project, was received under very similar circumstances. See NovaGold’s September 5, 2006 press release (filed on SEDAR) for details on the established procedures being followed to obtain a surface lease.

Before a surface lease can be issued, sufficient drilling must be completed to confirm there is no economic mineralization in the area proposed for a tailings and waste rock storage facility. NovaGold completed three years of drilling on the Grace property and drilled areas Pioneer’s geologists thought most likely to contain mineralization, and found no probability of economic copper or gold mineralization under the area being considered for a tailings and waste rock storage facility. These findings were submitted to the British Columbia Ministry of Energy, Mines and Petroleum Resources along with the surface lease application, and have been available on the Ministry’s website since July for public viewing. See NovaGold’s July 20, 2006 press release (filed on SEDAR) for more details.

On October 2, 2006, the Ministry published a memorandum, dated September 26, 2006, stating that ‘‘... sufficient condemnation work has been done to extinguish the probability of an economic mineral resource underlying the area of the proposed tailings facility.’’ The Ministry’s findings are an important confirmatory step in the development of the Galore Creek project. A final decision on granting a surface lease from the British Columbia Government is expected after issuance of the Environmental Assessment Certificate targeted for the first quarter of 2007.

Indeed, the Ministry has consistently confirmed and supported NovaGold’s rights to the Grace claims. On July 13, 2006, in response to a request by Pioneer to revoke NovaGold’s work permits on the Grace claims, the British Columbia Ministry of Energy, Mines and Petroleum Resources wrote NovaGold and Pioneer a letter stating that, after a detailed review, NovaGold’s permits under the Mines Act would remain in full force and effect (see NovaGold’s July 17, 2006 press release, filed on SEDAR, for more details). Under an option agreement with Pioneer, NovaGold owns 60% of the Grace claims property, is manager and operator of the Grace project and has sole and exclusive rights to explore the Grace property. NovaGold plans to continue its remaining program of exploration and geotechnical drilling and other surface works related to development of the Galore Creek project. NovaGold will also continue to explore the Grace claims in the hopes of identifying potentially economic mineral deposits. The Galore Creek tailings and waste rock storage facility will not preclude exploration and development in other areas of the property.

The current Provincial and Federal environmental assessment process is targeted to be concluded in the first quarter of 2007, at which time NovaGold expects an Environmental Assessment Certificate for the project to be issued, with a surface lease for the Grace claims to follow within 60 days. The necessary construction permits should follow shortly thereafter, and construction for the Galore Creek project is targeted to begin in the second quarter of 2007, upon issuance of appropriate permits and a decision by the Board of Directors to commence construction.

Completed Acquisition of Coast Mountain Power Corp.

To enhance the economics and ensure an environmentally sustainable power source for the Galore Creek project, NovaGold completed the acquisition of Coast Mountain in August. Coast Mountain’s largest asset, the Forrest Kerr run-of-river hydroelectric project, is designed to generate and transmit up to 115 megawatts of electricity into the British Columbia hydroelectric grid. All permits are in place to begin construction of the transmission line. See NovaGold’s August 3, 2006 press release for more details (filed on SEDAR).

Increased Resource Estimates

In August, NovaGold increased the Measured and Indicated Resource estimates for its Galore Creek and Nome Operations deposits based on substantial 2005 drilling. The Donlin Creek resource estimate was also retabulated using current economic parameters. See NovaGold’s August 24, 2006 and August 31, 2006 press releases (filed on SEDAR) for more details.

Issued a Preliminary Economic Assessment of the Donlin Creek Project

Management of the Donlin Creek project was passed to Barrick after its takeover of Placer Dome Inc. in January 2006. Since then there had been no new economic guidance provided to Shareholders and the market with regard to the scale and potential of Donlin Creek. In September of 2006, NovaGold commissioned SRK Consulting (US), Inc. (‘‘SRK’’) to complete an independent Preliminary Economic Assessment of the Donlin Creek project. SRK’s study confirmed the economics of a conventional open-pit mining operation and estimated average production for the first seven years and for the project’s estimated 22-year mine life. SRK’s study estimated base case net present values at discount rates of 0% and 5% of US$3.0 billion and US$1.0 billion, respectively, with a payback of capital costs in less than five years. SRK estimated that the total capital cost requirement for the Donlin Creek project will be approximately US$2.0 billion between 2011 and 2013. NovaGold’s management estimates that an additional US$200 million will be incurred for associated financing, interest during construction and other related costs. Management currently expects that approximately US$1.5 billion will be financed through senior project debt and US$700 million will be contributed by NovaGold and Barrick. Assuming NovaGold continues to maintain its 70% interest in the Donlin Creek project, NovaGold expects to be required to fund US$490 million of those costs. Further details can be found in NovaGold’s September 25, 2006 press release (filed on SEDAR), or in the NI 43-101 compliant technical report entitled ‘‘Preliminary Assessment, Donlin Creek Gold Project’’ dated September 20, 2006 and filed on SEDAR on

September 25, 2006. The study was completed under the direction of Gordon Doerksen, P.E., an independent qualified person as defined by NI 43-101. SRK’s Preliminary Economic Assessment is preliminary in nature and includes inferred mineral resources that are considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as mineral reserves. There is no certainty that the Preliminary Economic Assessment will be realized. See ‘‘Note Concerning Reserve Estimates and Resource Calculations’’.

Released Results From 2006 Drilling Programs

NovaGold has released results from the Donlin Creek and Galore Creek 2006 drilling programs, showing potential for resource expansion and confirming the world-class potential of both properties. See NovaGold’s September 6, 2006 and September 26, 2006 press releases (filed on SEDAR) for more details.

The 2006 drilling program continues at both Donlin Creek and Galore Creek, focusing on expanding the deposits and converting Inferred Resources to the Measured and Indicated categories. The 2005 conversion programs converted more than 80% of targeted Inferred Resources to Measured and Indicated Resources. Updates of the 2006 drilling results will be released as they become available, and NovaGold expects they will continue to expand the Measured and Indicated Resource estimates for both projects.

Commenced Litigation Against Barrick

Misuse of Confidential Information

Pioneer owns the subsurface mineral rights on the Grace claims, adjacent to NovaGold’s Galore Creek project. On June 14, 2006, after unsuccessful negotiations with Pioneer to purchase the Grace claims directly, NovaGold’s Board of Directors approved making an offer to acquire all the outstanding common shares of Pioneer. On July 24, 2006, Barrick announced its own offer for Pioneer.

NovaGold believes Barrick wrongfully used confidential information belonging to NovaGold in making its bid for Pioneer. As a result, NovaGold filed a lawsuit against Barrick in the Supreme Court of British Columbia on August 14, 2006, seeking a court order that any shares of Pioneer that Barrick acquires under its bid will be held under a constructive trust for the benefit of NovaGold.

Violation of U.S. Securities Laws, Breach of Fiduciary Duties, Breach of Contract, Declaratory Judgment

On August 24, 2006, NovaGold filed a lawsuit against Barrick in the United States District Court for the District of Alaska (the ‘‘Alaska Court’’). The lawsuit alleges, among other things, that Barrick violated United States securities laws by making material misstatements with respect to Barrick’s interest in NovaGold’s Donlin Creek project in Alaska and has violated fiduciary and contractual duties in connection with its management of the project. NovaGold currently holds a 70% interest in the venture through its subsidiary NovaGold Alaska Company and Barrick holds a 30% interest through its subsidiary Placer Dome U.S. Inc.

On August 29, 2006, Barrick issued corrective disclosure clarifying its current ownership of Donlin Creek at 30%, and reiterating the requirements it must meet to earn an additional 40% in the project.

NovaGold’s management believes that Barrick’s hostile offer is an attempt to circumvent the outcome that NovaGold will retain its 70% interest in the Donlin Creek project when Barrick fails to meet its contractual back-in requirements. On September 13, 2006, the Alaska Court declined to grant a preliminary injunction to temporarily suspend the hostile take-over bid by Barrick, but made no ruling on the merits of the remaining claims. The Court Order filed September 13 stated, ‘‘Having reviewed the evidence and assessed the credibility of the witnesses, this Court concludes that there is a genuine dispute as to the meaning of the terms of the Donlin Creek Mining Venture Agreement and the possibility of Barrick meeting the conditions under the agreement by November 2007.’’

Barrick asked the Alaska Court to dismiss the entire case, but NovaGold has filed an amended complaint raising additional issues. NovaGold expects the amended complaint to survive any motion to dismiss.

NovaGold filed the amended complaint with the Alaska Court on October 27, 2006. In addition to the original claims against Barrick alleging breach of fiduciary and joint venture duties, filed August 25, 2006, the Amended Complaint includes Barrick’s more recent self-serving conduct affecting both the Donlin Creek and Galore Creek projects, and now alleges damages. It also continues to seek a timely ruling on the meaning of the Donlin Creek Mining Venture Agreement’s back-in requirements, a declaration that Barrick cannot meet the requirements to earn an additional 40% interest in the project, and the appointment of NovaGold as manager of the Donlin Creek project.

Waived the Shareholder Rights Plan Agreement

NovaGold’s Board of Directors voted to waive the Rights Plan as it relates to Barrick’s hostile take-over bid. Waiving the Rights Plan cleared the way for Shareholders to express their views on Barrick’s bid. See NovaGold’s September 25, 2006 press release (filed on SEDAR) for more details.

Value-Adding Milestones for the Near and Long Term

Galore Creek

With the Feasibility Study completed, the Galore Creek project is ready to move through the next stages of development: financing, permitting and construction. NovaGold is on track to bring a partner in to finance Galore Creek, minimizing equity dilution and mitigating development risk. The Galore Creek environmental assessment and permitting process is on schedule, with an Environmental Assessment Certificate targeted for the first quarter of 2007 and surface lease and construction permits to follow shortly thereafter. Galore Creek construction is targeted to begin in the second quarter of 2007. Concurrent with the environmental assessment and permitting process, NovaGold will continue exploration and drilling on the property, with a focus on expanding the resource and additional conversion from Inferred to Measured and Indicated.

Donlin Creek

As manager of the Donlin Creek project, Barrick is wrapping up the 80,000 meter 2006 drilling campaign. To date NovaGold has reviewed results for 74 of 171 completed drill holes. When all results are received and reviewed, NovaGold expects that the Measured and Indicated Resource estimate for the project could increase, potentially expanding both the resources and overall value of the project.

Barrick will complete an extensive drilling program in 2007 as they work toward a feasibility study for the Donlin Creek project. Objectives for the 2007 drilling program include expanding the known deposits and converting Inferred Resources to the Measured and Indicated categories. While NovaGold does not think Barrick will be able to complete the requirements necessary to earn an extra 40% in the project, even a partially completed feasibility study may provide the project’s first Proven and Probable Reserves.

Ambler

NovaGold is acquiring a 51% interest in the Ambler property through an option agreement with Kennecott Exploration Company and Kennecott Arctic Company, subsidiaries of Rio Tinto. NovaGold is manager of the project through completion of a final feasibility study.

The first independent preliminary economic assessment of the Ambler project is scheduled for 2007. The economic assessment will include an updated NI 43-101 compliant resource estimate based on results from NovaGold’s two years of drilling on the project.

Nome Gold

NovaGold has commissioned SRK Consulting to complete a feasibility study for Nome Gold. The study will examine the possibility of restarting alluvial gold production at Nome Gold, resulting in a combined gold and aggregate production facility. The preliminary economic assessment for the project is targeted for 2007, with the final feasibility study to follow.

MINORITY SHAREHOLDER PROTECTIONS

In the event that Barrick is successful with the Amended Barrick Offer, but not all of the outstanding Shares are tendered in acceptance of the Amended Barrick Offer, OSC Rule 61-501, AMF Policy Q-27 and the Companies Act (Nova Scotia) contain provisions that protect the interests of the remaining minority Shareholders.

Should Barrick, following the Amended Barrick Offer, attempt to conduct a transaction by way of amalgamation, statutory arrangement, capital reorganization or other transaction involving NovaGold or an affiliate of NovaGold to acquire the remaining Shares not acquired pursuant to the Amended Barrick Offer (a ‘‘Subsequent Transaction’’), the provisions of the Company Act (Nova Scotia) may require at least 75% of the Shareholders to approve the Subsequent Transaction at a meeting called for that purpose. In addition, OSC Rule 61-501 and AMF Policy Q-27 would in effect also require, in addition to any other required Shareholder approval, that a majority of the votes cast by ‘‘minority’’ Shareholders approve the Subsequent Transaction. Any Subsequent Transaction may also result in minority Shareholders having the right to dissent and demand payment of the fair value of their Shares under section 2 of the Third Schedule to the Companies Act (Nova Scotia). If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting Shareholders for their Shares. Furthermore, section 132(1) of the Companies Act (Nova Scotia) provides that any ‘‘compulsory acquisition’’ contemplated by a new board of directors of NovaGold (the ‘‘Barrick Board’’) following the take-over bid can only be completed if holders of not less than 90% of the issued and outstanding Shares of NovaGold have tendered to the Amended Barrick Offer within four months after it is made (the ‘‘Bid Period’’). The Barrick Board would be required to give notice in the prescribed manner to each Shareholder who did not accept the Amended Barrick Offer and each person who subsequently acquired any Shares (in each case, a ‘‘Dissenting Shareholder’’) of such acquisition at anytime within four months after the expiration of the Bid Period. Any Dissenting Shareholders would then have one month from the date of that notice to potentially apply to a court of competent jurisdiction for an order preventing the acquisition. The Board of Directors does not believe the TSX will delist NovaGold’s Shares before Barrick has taken the steps necessary to effect either a Subsequent Transaction or a compulsory acquisition.

The foregoing is only a summary of rights that may become available to a Shareholder and is qualified in its entirety by the provisions of OSC Rule 61-501, AMF Policy Q-27 and section 132 of the Companies Act (Nova Scotia). OSC Rule 61-501, AMF Policy Q-27 and section 132 of the Companies Act (Nova Scotia) are complex and may require strict adherence to notice and timing provisions, failing which a Shareholder’s rights may be lost or altered. Shareholders who wish to be better informed about the provisions of OSC Rule 61-501, AMF Policy Q-27 and section 132 of the Companies Act (Nova Scotia) should consult their legal advisors.

MATERIAL CHANGES IN THE AFFAIRS OF NOVAGOLD

Except as otherwise described in this Notice of Change, the Directors’ Circular, the Initial Notice of Change or as otherwise publicly disclosed, none of the directors, executive officers or senior management of NovaGold are aware of any information that indicates any material change in the affairs or prospects of NovaGold since August 31, 2006, the date of the last unaudited interim financial statements of NovaGold, except as described therein.

INTENTIONS WITH RESPECT TO THE AMENDED BARRICK OFFER

The directors, executive officers and senior management and, to their knowledge after reasonable enquiry, each of their associates, have indicated their intention to reject the Amended Barrick Offer and not tender their Shares to the Amended Barrick Offer.

OTHER INFORMATION

Except as disclosed in this Notice of Change, the Directors’ Circular and the Initial Notice of Change, there is no information that is known to the directors of NovaGold that would reasonably be expected to affect the decision of the Shareholders to accept or reject the Amended Barrick Offer.

ALTERNATIVES TO THE OFFER

Other than discussions in connection with potential joint venture arrangements with respect to Galore Creek as to which no agreement in principle has been reached, there are no negotiations currently underway or transactions, Board of Directors’ resolutions, agreements in principle or signed contracts that relate to or would result in: (a) an extraordinary transaction such as a merger or reorganization involving NovaGold; (b) the purchase, sale or transfer of a material amount of assets by NovaGold; (c) an issuer bid or other tender offer for or other acquisition of securities by or of NovaGold; or (d) any material change in the present capitalization or dividend policy of NovaGold.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this Notice of Change constitute forward-looking statements (as defined in applicable securities legislation, including the United States Securities Exchange Act of 1934, as amended) and are prospective in nature. These statements are related to future events. All statements other than statements of historical fact may be forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as ‘‘seek’’, ‘‘anticipate’’, ‘‘plan’’, ‘‘continue’’, ‘‘estimate’’, ‘‘expect’’, ‘‘may’’, ‘‘will’’, ‘‘project’’, ‘‘predict’’, ‘‘potential’’, ‘‘targeting’’, ‘‘intend’’, ‘‘could’’, ‘‘might’’, ‘‘should’’, ‘‘believe’’ and similar expressions. Statements concerning resource estimates also may be deemed to be forward-looking statements in that they involve predictions of the mineralizations that will be encountered if and when a deposit is developed and mined. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those reflected in the forward-looking statements including, without limitation:

•                  uncertainty about the Amended Barrick Offer and modifications thereto;

•                  uncertainty of production at NovaGold’s mineral exploration properties;

•                  risks related to NovaGold’s ability to commence production and generate material revenues or obtain adequate financing for its planned exploration and development activities;

•                  uncertainty of capital costs, operating costs, production and economic returns;

•                  risks related to NovaGold’s ability to finance the development of its mineral properties;

•                  permitting risks and the need for government cooperation in the development of Donlin Creek, Galore Creek and other properties;

•                  risks and uncertainties relating to the interpretation of drill results, the geology, grade and continuity of NovaGold’s mineral deposits;

•                  commodity price fluctuations;

•                  risks related to NovaGold’s current intention not to use hedging arrangements;

•                  gold, copper and other currency fluctuations;

•                  risks related to government regulations, including environmental regulations;

•                  risks related to reclamation activities on NovaGold’s properties;

•                  NovaGold’s ability to attract and retain qualified management;

•                  uncertainties involved in litigation with Barrick and concerning Pioneer and the Grace claims;

•                  mining and development risks, including risks related to accidents, equipment breakdowns, labour disputes or other unanticipated difficulties with or interruptions in production;

•                  uncertainty related to unsettled aboriginal rights and title in British Columbia;

•                  uncertainty related to title to NovaGold’s mineral properties;

•                  NovaGold’s history of losses and expectation of future losses;

•                  risks related to management of the Donlin Creek project;

•                  the possible dilution of NovaGold’s interest in the Donlin Creek project; and

•                  increased competition in the mining industry.

The Board of Directors believes that the expectations reflected in those forward-looking statements are reasonable, but no assurance can be given that these expectations will prove to be correct and such forward-looking statements should not be unduly relied upon. These statements speak only as of the date of this Notice of Change. The Board of Directors does not intend, and does not assume any obligations, to update these forward-looking statements.

CURRENCY AND EXCHANGE RATES

All references to US$ contained herein are to United States dollars. All references to $ and C$ contained herein are to Canadian dollars. On July 21, 2006, the last trading day before the announcement of the Original Barrick Offer, the noon rate of exchange as reported by the Bank of Canada was C$1 = US$0.8791. On October 30, 2006, the noon rate of exchange as reported by the Bank of Canada was C$1 = US$0.8901.

In this Notice of Change, ‘‘NovaGold’’ and ‘‘the Company’’ refers to NovaGold Resources Inc. and its subsidiaries unless the context requires otherwise.

INFORMATION REGARDING BARRICK

Certain information herein relating to Barrick and the Original Barrick Offer and the Amended Barrick Offer has been derived from Barrick’s take-over bid circular regarding the Original Barrick Offer, the Notice of Variation regarding the Amended Barrick Offer and other public sources. While the Board of Directors has no reason to believe that such information is inaccurate or incomplete, the Board of Directors does not assume any responsibility for the accuracy or completeness of such information.

NOTE CONCERNING RESERVE ESTIMATES AND RESOURCE CALCULATIONS

Information in this Notice of Change and NovaGold’s disclosure documents filed with securities regulatory authorities concerning mineral properties has been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws. Without limiting the foregoing, these documents use the terms ‘‘Measured Resources’’, ‘‘Indicated Resources’’ and ‘‘Inferred Resources’’. United States investors are advised that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them. Under United States standards, mineralization may not be classified as a ‘‘reserve’’ unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher category. Therefore, United States investors are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically. Disclosure of contained ounces is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report resources as in place tonnage and grade without reference to unit measures. Accordingly, information concerning descriptions of mineralization and resources contained in these documents may not be comparable to information made public by United States companies subject to the reporting and disclosure requirements of the SEC.

NI 43-101 is a rule developed by the Canadian Securities Administrators, which established standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all reserve and resource estimates contained or referred to in this Notice of Change have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System. The requirements of NI 43-101 are not the same as that of the SEC and any reserves reported by NovaGold in compliance with NI 43-101 may not qualify as reserves under the SEC’s standards. Unless otherwise indicated, reserve and resource calculations reflect NovaGold’s interest in the Donlin Creek project at 70%.

STATUTORY RIGHTS

Securities legislation in certain of the provinces and territories of Canada provides shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL OF THIS NOTICE OF CHANGE

The contents of this Notice of Change have been approved by the Board of Directors and the delivery of this Notice of Change has been authorized by the Board of Directors.

GLOSSARY

In this Notice of Change, unless the context otherwise requires:

‘‘affiliate’’ has the meaning ascribed thereto in the Securities Act (British Columbia);

‘‘Agency’’ means any domestic or foreign government, court or tribunal or governmental department, agency or other regulatory authority or administrative agency or commission or any elected or appointed public official;

‘‘Alaska Court’’ means the United States District Court for the District of Alaska;

‘‘Amended Barrick Offer’’ means the Original Barrick Offer as amended and supplemented on September 1, 2006, September 15, 2006, September 29, 2006, October 12, 2006, and October 25, 2006 by Barrick by way of a take-over bid for all of the outstanding Shares for US$16.00 per share in cash;

‘‘associate’’ has the meaning ascribed thereto in the Securities Act (British Columbia);

‘‘Barrick’’ means Barrick Gold Corporation, a corporation incorporated under the laws of Ontario;

‘‘Barrick Board’’ means in the event that Barrick is successful with the Amended Barrick Offer, any new Board of Directors of NovaGold;

‘‘Barrick Circular’’ means the take-over bid circular related to the Original Barrick Offer dated August 4, 2006;

‘‘Bid Period’’ means the four-month period referred to in section 132(1) of the Companies Act (Nova Scotia) which provides that any ‘‘compulsory acquisition’’ contemplated by the Barrick Board following the take-over bid can only be completed if holders of not less than 90% of the issued and outstanding Shares of NovaGold have tendered to the Barrick Offer within four months after it is made;

‘‘Canadian GAAP’’ means Canadian generally accepted accounting principles;

‘‘Coast Mountain’’ means Coast Mountain Power Corp. a company incorporated under the laws of British Columbia;

‘‘Board of Directors’’ means the board of directors of NovaGold;

‘‘Citigroup Engagement Agreement’’ means an engagement agreement dated August 7, 2006 whereby NovaGold engaged Citigroup Global Markets Inc. to act as its U.S. financial advisor with respect to the Original Barrick Offer;

‘‘directors’’ means the members of the Board of Directors being, as of the date of this Directors’ Circular, Rick Van Nieuwenhuyse, George L. Brack, Michael H. Halvorson, Gerald J. McConnell, Cole E. McFarland, Clynton R. Nauman and James L. Philip;

“Directors’ Circular” means the NovaGold directors’ circular dated August 12, 2006;

‘Donlin Creek Mining Venture Agreement’’ means the Mining Venture Agreement between NovaGold Resources Alaska, Inc. and Placer Dome U.S. Inc. dated as of November 13, 2002;

‘‘enterprise value’’ is equal to equity price paid plus debt less cash. NovaGold’s enterprise value reflects Barrick’s
Amended Offer price of US$16.00;

‘‘Initial Notice of Change’’ means the NovaGold notice of change dated August 24, 2006;

‘‘NI 43-101’’ means National Instrument 43-101 Standards of Disclosure for Mineral Projects;

‘‘Nome Operations’’ means the Rock Creek, Big Hurrah, Nome Gold and Saddle projects near Nome, Alaska;

‘‘Notice of Change’’ means this notice of change dated October 30, 2006; which updates and supersedes certain information contained in the Directors’ Circular dated August 12, 2006 and the Initial Notice of Change dated August 24, 2006;

‘‘NovaGold’’ means NovaGold Resources Inc., a corporation continued under the laws of Nova Scotia;

“Original Barrick Offer” means the offer made by Barrick by way of a take-over bid for all of the outstanding Shares for US$14.50 per share in cash, upon the terms and subject to the conditions set forth in the offer to purchase of Barrick accompanying the take-over bid circular, letter of acceptance and transmittal and notice of guaranteed delivery of Barrick dated August 4, 2006;

‘‘Pioneer’’ means Pioneer Metals Corporation;

‘‘Rights Plan’’ means NovaGold’s amended and restated shareholder rights plan agreement initially adopted on April 21, 2006 and ratified and approved by Shareholders on May 31, 2006;

‘‘Rio Tinto’’ means the Rio Tinto group (including Rio Tinto plc and Rio Tinto Limited), a world-wide mining enterprise based in London, England;

‘‘RBC Capital Markets’’ means RBC Dominion Securities Inc., a member company of RBC Capital Markets;

‘‘RBC Engagement Agreement’’ means an engagement agreement dated July 24, 2006 whereby NovaGold engaged RBC Capital Markets to act as its Canadian financial advisor with respect to the Barrick Offer;

‘‘SEC’’ means the United States Securities and Exchange Commission;

‘‘SEDAR’’ means the System for Electronic Document Analysis and Retrieval;

‘‘Shares’’ means the common shares of NovaGold;

‘‘Shareholders’’ means the holders of Shares;

‘‘Special Committee’’ means the special committee of independent members of the Board of Directors, namely Gerald J. McConnell (Chair), Cole E. McFarland, George L. Brack and James L. Philip; and

‘‘subsidiary’’ has the meaning ascribed thereto in the Securities Act (British Columbia).

CONSENT OF RBC CAPITAL MARKETS

We hereby consent to the references to the opinion dated October 30, 2006 of our firm in the Notice of Change to Directors’ Circular of the board of directors of NovaGold Resources Inc. dated October 30, 2006 (the ‘‘Notice of Change’’) and to the inclusion and references to the foregoing opinion in the Notice of Change.

RBC DOMINION SECURITIES INC.

By:	(Signed) Gordon J. Bell
Managing Director

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

We hereby consent to the references to the opinion dated October 30, 2006 of our firm in the Notice of Change to Directors’ Circular of the board of directors of NovaGold Resources Inc. dated October 30, 2006 (the ‘‘Notice of Change’’) and to the inclusion and references to the foregoing opinion in the Notice of Change.

CITIGROUP GLOBAL MARKETS INC.

(Signed) Citigroup Global Markets Inc.

OPINION OF RBC CAPITAL MARKETS

RBC Dominion Securities Inc. P.O. Box 50 Royal Bank Plaza Toronto, Ontario M5J 2W7 Telephone: (416) 842-2000

October 30, 2006

The Special Committee of the Board of Directors
NovaGold Resources Inc.
Suite 2300
200 Granville Street
Vancouver, BC V6C 1S4

To the Special Committee:

RBC Dominion Securities Inc. (‘‘RBC’’), a member company of RBC Capital Markets, understands that Barrick Gold Corporation (‘‘Barrick’’) has made an offer (the ‘‘Barrick Offer’’) to purchase all of the outstanding common shares (the ‘‘Shares’’) of NovaGold Resources Inc. (the ‘‘Company’’). The terms of the Barrick Offer were amended, through a Notice of Variation and Extension dated October 25, 2006 (the ‘‘Amendment’’), such that holders of Shares (the ‘‘Shareholders’’) are entitled to receive US$16.00 cash for each Share held. Prior to the mailing of the Amendment, under the terms of the Barrick Offer, Shareholders were entitled to receive US$14.50 cash for each Share held (the ‘‘Original Barrick Offer’’). The terms of the Barrick Offer are more fully described in a take-over bid circular dated August 4, 2006 (the ‘‘Barrick Circular’’), a Notice of Change in Information dated September 1, 2006 (the ‘‘Notice of Change in Information’’), a Notice of Extension dated September 15, 2006 (the ‘‘First Extension’’), a Notice of Extension dated September 29, 2006 (the ‘‘Second Extension’’), a Notice of Extension dated October 12, 2006 (the ‘‘Third Extension’’) and the Amendment, which have been mailed to Shareholders in connection with the Barrick Offer. On August 12, 2006, RBC delivered its opinion that the consideration under the Original Barrick Offer was inadequate from a financial point of view to the Shareholders.

RBC also understands that a committee (the ‘‘Special Committee’’) of independent directors of the board of directors (the ‘‘Board’’) of the Company has been constituted to consider the Barrick Offer and make recommendations thereon to the Board. The Special Committee has retained RBC to provide advice and assistance to the Special Committee in evaluating the Barrick Offer, including the preparation and delivery to the Special Committee of RBC’s opinion (the ‘‘Fairness Opinion’’) as to the fairness of the consideration under the Barrick Offer from a financial point of view to the Shareholders. RBC has not prepared a valuation of the Company or any of its securities or assets and the Fairness Opinion should not be construed as such.

Engagement

The Special Committee initially contacted RBC regarding a potential advisory assignment in July 2006, and RBC was formally engaged by the Special Committee through an agreement between the Company and RBC (the ‘‘Engagement Agreement’’) dated July 24, 2006. The terms of the Engagement Agreement provide that RBC is to be paid a fee for its services as financial advisor, including fees that are contingent on a change of control of the Company or certain other events. In addition, RBC is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances. RBC consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof in the notice of change to directors’ circular (the ‘‘Notice of Change’’) to be mailed to Shareholders and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in each province of Canada.

RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company, Barrick or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company, Barrick or the Barrick Offer.

Credentials of RBC Capital Markets

RBC is one of Canada’s largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. RBC Capital Markets also has significant operations in the United States and internationally. The Fairness Opinion expressed herein represents the opinion of RBC and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Scope of Review

In connection with our Fairness Opinion, we have reviewed and relied upon or carried out, among other things, the following:

1.               the Barrick Circular, the Notice of Change in Information, the First Extension, the Second Extension, the Third Extension and the Amendment;

2.               the directors’ circular dated August 12, 2006 (the ‘‘Directors’ Circular’’);

3.               the notice of change to Directors’ Circular dated August 24, 2006 (the ‘‘Initial Notice of Change’’);

4.               the most recent draft of the Notice of Change dated October 27, 2006 (the ‘‘Draft Notice of Change’’);

5.               audited financial statements of the Company for each of the three years ended November 30, 2003, 2004 and 2005;

6.               the unaudited interim reports of the Company for the quarters ended February 28, 2006, May 31, 2006 and August 31, 2006;

7.               annual reports of the Company for each of the two years ended November 30, 2004 and 2005;

8.               the Notice of Annual General and Special Meeting of Shareholders and Management Information Circulars of the Company for each of the two years ended November 30, 2004 and 2005;

9.               annual information forms of the Company for each of the two years ended November 30, 2004 and 2005;

10.         historical financial information of the Company, by project, for each of the two years ended November 30, 2004 and 2005;

11.         unaudited projected financial information by project for the Company, prepared by management of the Company, for life-of-mine;

12.         economic, technical and geologic information by project for the Company;

13.         discussions with senior management of the Company;

14.         discussions with the Company’s legal counsel;

15.         discussions with the Special Committee’s Canadian and U.S. legal counsel;

16.         public information relating to the business, operations, financial performance and stock trading history of the Company and other selected public companies considered by us to be relevant;

RBC Capital Markets

17.         public information with respect to other transactions of a comparable nature considered by us to be relevant;

18.         public information regarding the global mining industry;

19.         representations contained in certificates addressed to us, dated as of the date hereof, from senior officers of the Company as to the completeness and accuracy of the information upon which the Fairness Opinion is based; and

20.         such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

RBC has not, to the best of its knowledge, been denied access by the Company to any information requested by RBC. As the auditors of the Company declined to permit RBC to rely upon information provided by them as a part of any due diligence review, RBC did not meet with the auditors of the Company and has assumed the accuracy and fair presentation of and relied upon the audited consolidated financial statements of the Company and the reports of the auditors thereon.

Assumptions and Limitations

With the Special Committee’s approval and as provided for in the Engagement Agreement, RBC has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Company, and their consultants and advisors (collectively, the ‘‘Information’’). The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

Senior officers of the Company have represented to RBC in a certificate delivered as of the date hereof, among other things, that (i) the Information (as defined above) provided orally by, or in the presence of, an officer or employee of the Company or in writing by the Company or any of its subsidiaries or their respective agents to RBC for the purpose of preparing the Fairness Opinion was, at the date the Information was provided to RBC, and is complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Barrick Offer and did not and does not omit to state a material fact in respect of the Company, its subsidiaries or the Barrick Offer necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was provided or any statement was made; and that (ii) since the dates on which the Information was provided to RBC, except as disclosed in writing to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinion.

In preparing the Fairness Opinion, RBC has made several assumptions, including that all of the conditions required to implement the Barrick Offer will be met and that the disclosure provided or incorporated by reference in the Barrick Circular, the Notice of Change in Information, the First Extension, the Second Extension, the Third Extension, the Amendment, the Directors’ Circular, the Initial Notice of Change and the Draft Notice of Change with respect to the Company and its subsidiaries and affiliates and the Barrick Offer is accurate in all material respects.

The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company and its subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC in discussions with management of the Company. In its analyses and in preparing the Fairness Opinion, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Barrick Offer.

RBC Capital Markets

The Fairness Opinion has been provided for the use of the Special Committee and the Board and may not be used by any other person or relied upon by any other person other than the Special Committee and the Board without the express prior written consent of RBC. The Fairness Opinion is given as of the date hereof and RBC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to RBC’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, RBC reserves the right to change, modify or withdraw the Fairness Opinion.

RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Fairness Opinion is not to be construed as a recommendation to any Shareholder as to whether to tender their Shares to the Barrick Offer.

Fairness Conclusion

Based upon and subject to the foregoing, RBC is of the opinion that, as of the date hereof, the consideration under the Barrick Offer is inadequate from a financial point of view to the Shareholders.

Yours very truly,

(Signed) RBC DOMINION SECURITIES INC.

RBC Capital Markets

OPINION OF CITIGROUP GLOBAL MARKETS INC.

October 30, 2006
Special Committee of the Board of Directors
NovaGold Resources Inc.
Suite 2300
200 Granville Street
Vancouver, British Columbia

Members of the Board:

You have requested our opinion with respect to whether the Consideration (as defined below) proposed to be paid pursuant to the offer (the ‘‘Barrick Offer’’) made by Barrick Gold Corporation (‘‘Barrick’’) to purchase all of the outstanding common shares (the ‘‘Shares’’) of NovaGold Resources Inc. (the ‘‘Company’’), as described in the offer to purchase and circular and associated documents filed by Barrick on August 4, 2006 (together, as amended, the ‘‘Barrick Circular’’), is adequate from a financial point of view to holders of Shares. As more fully described in the Barrick Circular, the consideration being offered pursuant to the Offer is US$16.00 in cash per Share (the ‘‘Consideration’’). As described in the Barrick Circular, Barrick intends to pursue an amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction involving the Company and Barrick and/or one or more affiliates of Barrick in order to acquire the Shares not accepted in the Barrick Offer. The terms and conditions are more fully set forth in the Barrick Circular.

In arriving at our opinion, we reviewed the Barrick Circular and held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the business, operations and prospects of the Company. We examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data relating to the Company which were provided to or discussed with us by the management of the Company. We reviewed the financial terms of the Barrick Offer as set forth in the Barrick Circular in relation to, among other things: current and historical market prices and trading volumes of the Shares; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Barrick Offer and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. In connection with our engagement and at the direction of the Company, we were requested to approach, and we have contacted and initiated discussions with, third parties to solicit indications of interest in the possible acquisition of all or a part of the Company, and we have discussed with management certain other strategic alternatives currently being considered by management that are intended to enhance shareholder value. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to the Company provided to or otherwise reviewed by or discussed with us, we have been advised by the management of the Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have relied upon, without independent verification, management’s estimates of the reserve base, production profile and cash and total cost estimates of the Company. With respect to the prices of relevant commodities, we relied upon certain publicly available information. We have assumed, with your consent, that the Offer and any subsequent acquisition transaction associated with the Barrick Offer would be consummated as contemplated in the Barrick Circular, without waiver, modification or amendment of any material term, condition or agreement. We have not made any physical inspection of the properties or assets of the Company. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the Offer and will receive a fee for such services. We received a fee of $1,000,000 for delivery of our opinion on August 12, 2006. As you know, we have acted as syndication agent and lead arranger for Barrick’s current $1.5 billion revolving credit facility, which originally was entered into on April 29, 2002 and we have acted in various capacities for Barrick in connection with high yield and senior note offerings. In addition, as you know, we have acted as joint bookrunner in connection with the Company’s $176 million equity offering in February 2006. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Barrick for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Barrick and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Special Committee of the Board of Directors of the Company in its evaluation of the Barrick Offer, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to whether such stockholder should deposit Shares under the Barrick Offer.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Consideration to be paid pursuant to the Barrick Offer is inadequate from a financial point of view to the holders of Shares.

Very truly yours,

(Signed) CITIGROUP GLOBAL MARKETS INC.

CERTIFICATE

DATED: October 30, 2006

The foregoing, together with the Directors’ Circular of the Board of Directors of NovaGold Resources Inc. dated August 12, 2006 and the Notice of Change to the Directors’ Circular dated August 24, 2006, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The foregoing, together with the Directors’ Circular of the Board of Directors of NovaGold Resources Inc. dated August 12, 2006 and the Notice of Change to the Directors’ Circular dated August 24, 2006, does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the bid within the meaning of the Securities Act (Québec).

On behalf of the Board of Directors,

(Signed) RICK VAN NIEUWENHUYSE	(Signed) GERALD J. MCCONNELL
Chairman of the Board of Directors	Chairman of the Special Committee

Any questions or requests for assistance concerning the
information in this Notice of Change, the Directors’ Circular or the Initial Notice of Change may be
directed to:

501 Madison Avenue, 20th Floor
New York, New York 10022

Shareholders Call Toll-Free:
877-750-5837 (English speakers)
877-825-8777 (French speakers)

Banks and Brokers Call Collect: 212-750-5833